Exhibit 99.1

Janus Henderson Appoints Nelson Peltz and Ed Garden of Trian Partners to Board of Directors

LONDON – 01 February 2022 – Janus Henderson Group plc (NYSE/ASX: JHG) (“Janus Henderson” or the “Company”) today announced that it is expanding its Board of Directors with the addition of two new members. Nelson Peltz and Ed Garden of Trian Partners (“Trian”) will join as Independent Non-Executive Directors, effective today.

Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Partners, and Mr. Garden is Trian’s Chief Investment Officer and a Founding Partner. Trian beneficially owns approximately 16.7% of Janus Henderson’s outstanding common stock.

Richard Gillingwater, Chairman of the Janus Henderson Board of Directors, said: “Janus Henderson prides itself on its commitment to best-in-class corporate governance and active shareholder engagement. Board refreshment remains a longstanding priority and we are pleased to welcome Nelson and Ed to our Board of Directors. We look forward to benefitting from their deep industry experience, fresh perspectives, and valuable insights as we search for a new CEO and evaluate growth opportunities and expansion into new markets and products.”

Mr. Peltz and Mr. Garden commented: “As the Company’s largest shareholder, Trian believes strongly in the future of Janus Henderson. We see numerous operating and strategic opportunities ahead and look forward to working with the Janus Henderson Board and its leadership team to help Janus Henderson create significant long-term value for the benefit of all stakeholders.”

With these appointments and the previously announced appointment of Alison Davis, the Company has added three new independent directors since February 2021. The Board will now consist of 12 members, 11 of whom are independent.

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About Nelson Peltz

Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Partners. He serves as the non-executive Chairman of The Wendy's Company and serves on the board of The Madison Square Garden Company (f/k/a The Madison Square Garden Company). He previously served as a director of, among other companies, Invesco Ltd., Legg Mason, Inc., The Procter & Gamble Company, H.J. Heinz Company, Sysco Corporation, Mondelēz International, Ingersoll-Rand plc and MSG Networks, Inc.

About Ed Garden

Mr. Garden is Chief Investment Officer and a Founding Partner of Trian Partners. He serves as a director of the General Electric Company and previously served as a director of, among other companies, Invesco Ltd., Legg Mason, Inc., The Bank of New York Mellon Corporation, Family Dollar Stores, Inc., Pentair plc and The Wendy’s Company.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 30 September 2021, Janus Henderson had approximately US$419 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investors

Jim Kurtz Co-Head Investor Relations (US)	+1 (303) 336 4529 jim.kurtz@janushenderson.com

Melanie Horton Co-Head Investor Relations (non-US)	+44 (0) 20 7818 2905 melanie.horton@janushenderson.com

Media

Sarah de Lagarde Global Head of Communications	+44 (0) 20 7818 2626 sarah.delagarde@janushenderson.com